Exhibit 10.1

Execution Version

CERTAIN SCHEDULES OR SIMILAR ATTACHMENTS HAVE BEEN OMITTED FROM THIS EXHIBIT IN ACCORDANCE WITH ITEM 601(a)(5) of REGULATION S-K.

ASSET PURCHASE AGREEMENT

BY AND AMONG

ULTRA SAFE NUCLEAR CORPORATION,

a Delaware corporation,

ULTRA SAFE NUCLEAR CORPORATION - TECHNOLOGIES,

a Washington corporation,

USNC HOLDINGS, LLC,

a Washington limited liability company,

GLOBAL FIRST POWER LIMITED,

a Canadian corporation,

USNC-POWER, LTD.,

a British Columbia corporation,

collectively as Seller

AND

NANO NUCLEAR ENERGY INC.,

a Nevada corporation, as buyer

Dated as of: December 18, 2024

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of December 18, 2024 (the “Effective Date”), by and among Ultra Safe Nuclear Corporation, a Delaware corporation (“USNC”), Ultra Safe Nuclear Corporation – Technologies, a Washington corporation (“USNC Tech”), USNC Holdings, LLC, a Washington limited liability company (“USNC Holdings”, Global First Power Limited, a Canadian corporation (“GFP”), and USNC-Power, Ltd., a British Columbia corporation (together with USNC, USNC Tech, USNC Holdings, and GFP, collectively, “Seller”), and Nano Nuclear Energy Inc., a Nevada corporation (including all designee(s), assignee(s), or nominee(s) of Buyer (if any), collectively, “Buyer”). Buyer and Seller may each, individually, be hereinafter referred to as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, on October 28, 2024, Seller entered into an Asset Purchase Agreement (as amended pursuant to the Auction (as defined below), the “Stalking Horse Agreement”) by and among Seller and Standard Nuclear, Inc., a Delaware corporation (the “Stalking Horse Bidder”), which Stalking Horse Bidder was successful in the Auction with respect to the businesses of Seller covered by the Stalking Horse Agreement of (i) developing and selling nuclear fuel projects and (ii) developing and selling nuclear technologies through their EmberCore and Nuclear Thermal Propulsion technologies (but excluding the Pylon Transportable Nuclear Systems technology) (together, the “Stalking Horse Businesses”);

WHEREAS, on October 29, 2024 (the “Petition Date”), Seller filed voluntary petitions for relief (the “Bankruptcy Case”) under Chapter 11, Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”); and

WHEREAS, subject to approval of the Bankruptcy Court and on the terms and subject to the conditions set forth herein and pursuant to a Sale Order (as hereafter defined), the parties desire to enter into this Agreement pursuant to which, among other things, Seller shall sell to Buyer, and Buyer shall purchase from Seller all of Seller’s right, title and interest in and to the Purchased Assets (as hereafter defined), and Buyer shall assume from Seller and thereafter pay, discharge and perform the Assumed Obligations (as hereafter defined).

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants, and agreements of the Parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

SECTION 1

DEFINITIONS

For purposes of this Agreement, the following capitalized terms have the meanings specified or referred to in this Section 1:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, hearing, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Additional Assignable Contracts” means the Contracts identified as Additional Assignable Contracts on Schedule 2.2(a)-1.

“Assignable Contracts” has the meaning set forth in Section 2.2(a).

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement between Seller and Buyer, in the form attached hereto as Exhibit A, to be executed and delivered at the Closing.

“Assumed Liabilities” has the meaning set forth in Section 3.1(a).

“Auction” has the meaning set forth in Section 8.1(a).

“Avoidance Action” means any claim, right, or cause of action of Seller arising under Chapter 5 of the Bankruptcy Code and any analogous state law claims relating to the Purchased Assets or the Business.

“Backup Agreement” has the meaning set forth in Section 8.1(e).

“Backup Bidder” has the meaning set forth in the Bid Procedures. “Bankruptcy Case” has the meaning set forth in the Recitals. “Bankruptcy Code” has the meaning set forth in the Recitals. “Bankruptcy Court” has the meaning set forth in the Recitals.

“Bid Procedures” means bid procedures set forth in the Bidding Procedures Order.

“Bidder Confidentiality Agreements” means any confidentiality or non-disclosure agreements between Seller or its Affiliates and any potential purchaser of the Business, whether entered into prior to the Effective Date or during the Effective Date and the Closing.

“Bidding Procedures Order” means the Order (I) Approving Bidding Procedures In Connection With Sale Of The Debtors’ Assets And Related Bid Protections; (II) Approving Form And Manner of Notice; (III) Scheduling Auction And Sale Hearing; (IV) Authorizing Procedures Governing Assumption And Assignment Of Certain Contracts And Unexpired Leases; And (V) Granting Related Relief entered by the Bankruptcy Court in the Bankruptcy Case on November 21, 2024.

“Business” means the business of Seller of (i) developing and selling micro modular nuclear reactors, including micro modular nuclear reactors marketed as a “MMR Energy System” and (ii) developing and selling technologies for transportable fission power systems, including transportable fission power systems marketed as a “Pylon Transportable Reactor Platform.” Notwithstanding anything to the contrary contained herein, the “Business” shall exclude the Stalking Horse Businesses.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York, are authorized or required by Law to be closed for business.

“Business Employees” has the meaning set forth in Section 5.11.

“Business Records” has the meaning set forth in Section 2.1(d).

“Buyer” has the meaning set forth in the Preamble.

“Buyer’s Closing Certificate” has the meaning set forth in Section 4.5(b)(iii).

“Cash Consideration” has the meaning set forth in Section 4.6.

“Claim” means a claim as defined in Section 101 of the Bankruptcy Code. “Closing” has the meaning set forth in Section 4.4.

“Closing Date” has the meaning set forth in Section 4.4.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, leases, subleases, deeds, mortgages, licenses, instruments, notes, commitments, purchase orders, customer orders, undertakings, indentures, joint ventures, and all other agreements, commitments, and legally binding arrangements, whether written or oral, and with respect to any of the foregoing, all amendments, supplements, extensions, addenda, or restatements relating thereto.

“Cure Costs” means all monetary Liabilities that must be paid or otherwise satisfied in order to cure any monetary defaults required to be cured under section 365(b)(1) of the Bankruptcy Code or otherwise to effectuate, pursuant to the Bankruptcy Code, the assumption of the Designated Contracts.

“Demonstration Projects” means the University of Illinois, Chalk River, and the UK Advanced Modular Reactor demonstration projects being conducted by Seller, UK Project Company, and the Project Partnership as part of the Business.

“Designated Contracts” has the meaning set forth in Section 2.2(a).

“Disclosure Schedules” collectively means the Disclosure Schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement, composed of the Schedules referenced throughout this Agreement.

“Effective Date” has the meaning set forth in the Preamble.

“Employee Benefit Plans” means (i) a bonus, deferred compensation, incentive compensation, stock purchase, stock option, profits interest, severance or termination pay, hospitalization or other medical, life or other insurance, fringe benefit, supplemental unemployment benefits, profit-sharing, 401(k) pension, or retirement plan, program, agreement, or arrangement; and (ii) each other employee benefit plan, program, agreement, or arrangement, sponsored, maintained, or contributed to or required to be contributed to by Seller or by any trade or business, whether or not incorporated, that together with Seller would be deemed a “single employer” within the meaning of Section 414 of the Code or Section 4001(b)(l) of ERISA (each, individually, an “ERISA Affiliate”), for the benefit of any employee or former employee of Seller, whether formal or informal, oral or written, and whether legally binding or not, or in connection with which Seller or any ERISA Affiliate has any Liability.

“Encumbrance” means any charge, Lien, Claim, right, demand, mortgage, lease, debt, losses, damage, demand, fine, judgment, penalty, liability, obligation, commitment, assessment, cost, expense, loss, expenditure, charge, fee, penalty, fine, contribution, premium, sublease, hypothecation, deed of trust, pledge, security interest, option, right of use or possession, right of first offer or first refusal, rights of others, easement, restrictive covenant, right of way, preemptive right, conditional sale, servitude, conditional sale agreement, or restriction (whether on voting, sale, transfer, defenses, set-off or recoupment rights, disposition or otherwise), encroachment, encumbrance, third party interest, or other restriction or limitation of any kind, whether imposed by contract, Law, equity, or otherwise.

“Escrow Account” has the meaning set forth in Section 4.7(a).

“Escrow Agent” has the meaning set forth in Section 4.7(a).

“Escrow Amount” has the meaning set forth in Section 4.7(a).

“Excluded Liabilities” has the meaning set forth in Section 3.2.

“Final Order” means an order or judgment of the Bankruptcy Court, the operation or effect of which has not been reversed, stayed, modified, or amended and which is in full force and effect, and as to which the time to appeal, petition for certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for a new trial, reargument, or rehearing shall then be pending.

“Forfeitable Deposit Amount” has the meaning set forth in Section 4.7(a).

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization, or other non-governmental regulatory authority, or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Initial Designated Contracts” has the meaning set forth in Section 2.2(a).

“Intellectual Property Assignments” has the meaning set forth in Section 4.5(a)(v).

“Intellectual Property” means all copyrightable works, all registered and unregistered copyrights and applications therefor, registered and unregistered trademarks and applications therefor, registered and unregistered service marks and applications therefor, trade secrets, patent or invention disclosures, patent rights, inventions, research and development, ideas, discoveries, trade names and trade name rights used in connection with and/or otherwise relating to the Business and/or the Purchased Assets, trade dress, websites, including website code, content, functionality, graphics, domain names, URLs, e-mail addresses, computer software, and all related source code and object code, all architectural drawings, designs, templates, and sketches and related library resources available to Seller and any excel or software templates used by Seller in the Business, all goodwill of the Business as a going concern, including lists of customers, prospective customers, suppliers, correspondence, purchase orders, market surveys, marketing plans, marketing research, and marketing know-how; and all general intangibles of the Business, including techniques, processes, inventions, designs, logos, databases, including databases of historical designs, formulae, and know-how that pertain to the Business. Notwithstanding anything to the contrary contained herein, the term “Intellectual Property” shall not include any items constituting a Retained Asset.

“Intellectual Property Licenses” means any grant to Seller of a right to use a third Person’s Intellectual Property rights on a royalty-free basis, including, without limitation, any Intellectual Property Licenses for the use of Intellectual Property embedded or included in any Purchased Assets by Seller or manufacturer of such Purchased Assets.

“Law” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, Order, or other requirement or rule of law of any Governmental Authority.

“Liabilities” means liabilities, claims, obligations, or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise.

“Liens” means any “interest” as that term is used in Section 363(f) of the Bankruptcy Code, mortgage, deed of trust, pledge, assignment, security interest, encumbrance, easement, condition, covenant, reservation, lien, mechanics lien, claim, charge, hypothecation, deemed trust, action, easement, charge, or otherwise, or claim of any kind or nature whatsoever in respect of any property other than any Intellectual Property License, including any of the foregoing created by, arising under, or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of a financing statement naming the owner of the property as to which such lien relates as the debtor under the Uniform Commercial Code or any comparable Law in any other jurisdiction.

“Material Adverse Effect” means any event, occurrence, fact, condition, prospect, or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the Business or Seller; (b) the business, results of operations, assets, Liabilities, value or condition of any one or more of the Purchased Assets; or (c) the ability of Seller or any Affiliate(s) thereof to consummate the Transactions, or to fully perform, satisfy, and discharge all obligations, covenants, and agreements of Seller contemplated under this Agreement or any of the other Transaction Documents, on a timely basis; provided, however, the following shall not constitute a Material Adverse Effect and shall not be taken into account in determining whether or not there has been or would reasonably be expected to be a Material Adverse Effect: (i) changes in general economic conditions or securities or financial markets in general; (ii) any changes in law applicable to Seller or any of Seller’s properties or assets or interpretations thereof by any Governmental Authority; (iii) any outbreak or escalation of hostilities or war (whether declared or not declared) or any act of terrorism; (iv) any changes to the extent resulting from the announcement or the existence of, or Seller’s compliance with, this Agreement and the transactions contemplated hereby; (v) any changes in accounting practices or policies that Seller is required to adopt after the date of this Agreement; (vi) matters occurring in, or arising from the Bankruptcy Case, including any events, occurrences, or other actions required to be taken as a result thereof; and (vii) any event, circumstance, development, change, occurrence, or effect to the extent resulting from, arising out of, or relating to any epidemic, pandemic or disease outbreak; provided further, in the case of clauses (i), (ii), (iii), (v), and (vii) such effects shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that any such effects have a disproportionate adverse effect on Seller, the Business, the Purchased Assets, or the Assumed Liabilities as compared to other similarly situated businesses.

“Order” means any order, injunction, judgment, decree, ruling, writ, temporary or permanent restraining order, assessment, stipulation, determination, or award of any Governmental Authority.

“Organizational Documents” means, individually or collectively (as applicable), with respect to any Person: (i) the certificate of formation or incorporation, articles of organization, or similar formation and charter documents; (ii) any and all joint venture, limited liability company agreement, operating agreement, and other similar documents adopted or filed in connection with the creation, formation, incorporation, governance, operations, management, and/or organization of such Person; and (iii) all side letters, side agreements, regulations, voting agreements, and similar documents, instruments, or agreements relating to the governance, operations, management, and/or organization of such Person, in each case, as amended, restated, supplemented, and/or otherwise modified.

“Outside Date” has the meaning set forth in Section 4.2(a).

“Party” and “Parties” have the respective meanings set forth in the Preamble.

“Permitted Encumbrances” collectively means (i) the Encumbrances set forth on Schedule 1; (ii) Encumbrances for Taxes, assessments and similar charges related to the Purchased Assets that are not yet due or are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; and (iii) that are mechanic’s, materialman’s, carrier’s, supplier’s, vendor’s, repairer’s, or other similar Encumbrances arising in the ordinary course of business and securing amounts that are not delinquent or are being contested in good faith.

“Permits” has the meaning set forth in Section 5.8.

“Person” means any individual, corporation, partnership, limited liability company, association, trust, joint stock company, unincorporated organization, labor union, collective bargaining unit, joint venture, Governmental Authority, or other similar entity, whether or not a legal entity.

“Petition Date” has the meaning set forth in the Recitals.

“Proceeding” means any pending Action or other pending of any kind involving any Governmental Authority or any other Person.

“Project Partnership” means Global First Power Limited Partnership, an Ontario limited partnership, that is not a debtor in the Bankruptcy Case and in which all general and limited partnership interests are owned by Seller.

“Purchase Price” collectively means the amount of (i) the Cash Consideration, minus (ii) the aggregate amount of any adjustments made for Cure Costs actually incurred in respect of the Initial Designated Contracts.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchased Equity Interests” means (i) all equity interests in the UK Project Company, (ii) all limited partnership interests in the Project Partnership, and (iii) all general partnership interests in the Project Partnership.

“Purchased Subsidiary” collectively means the Project Partnership and the UK Project Company.

“Representative” means, with respect to any Person, any director, manager, officer, agent, independent contractor, consultant, advisor, Affiliate, employee, or similar Person acting in a representative capacity for such Person.

“Retained Assets” has the meaning set forth in Section 2.3.

“Retained Contracts” has the meaning set forth in Section 2.3(b).

“Retained Records” has the meaning set forth in Section 2.3(c).

“Sale Motion” has the meaning set forth in Section 8.1(b).

“Sale Order” has the meaning set forth in Section 8.1(b).

“Seller” has the meaning set forth in the Preamble.

“Seller’s Closing Certificate” has the meaning set forth in Section 4.5(a)(viii).

“Seller’s Knowledge” or any other similar knowledge qualification in respect of Seller, means the actual knowledge of Kurt Terrani after reasonable inquiry.

“Stalking Horse Agreement” has the meaning set forth in the Recitals. “Stalking Horse Bidder” has the meaning set forth in the Recitals.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign, and other income, commercial activity, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto, and any interest in respect of such additions or penalties.

“Transfer Taxes” means, to the extent not exempt under Section 1146(a) of the Bankruptcy Code in connection with the Bankruptcy Case, all excise, sales, use, value added, registration stamp, recording, documentary, conveyance, franchise, property, transfer, and similar Taxes, levies, charges and fees, including any interest and penalties incurred in connection with any of the Transactions.

“Transaction Documents” means this Agreement, the Assignment and Assumption Agreement, the Bidding Procedures Order, the Sale Order, the Intellectual Property Assignments, the Seller’s Closing Certificate, and all other agreements, instruments, certificates, and other documents required to be executed and/or delivered by Seller pursuant to any of the foregoing documents, or otherwise in connection with any of the contemplated Transactions.

“Transactions” means the transactions contemplated by the Transaction Documents.

“UK Project Company” means Ultra Safe Nuclear Corporation UK Limited, a company formed under the laws of England and Wales, that is not a debtor in the Bankruptcy Case and in which all equity interests are owned by Seller.

“US Contracts” has the meaning set forth in Section 2.2(e).

SECTION 2

TRANSFER OF ASSETS

2.1 Transfer of Assets. Subject to the terms and conditions hereof, at the Closing, Seller shall sell, assign, transfer, and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title, and interest in and to all of assets, properties, and rights of Seller used or held for use in, or related to, the Business, including those described under this Section 2.1, wherever located, other than the Retained Assets (collectively, the “Purchased Assets”):

(a) the prepaid expenses, prepaid deposits, retainers, customer deposits, security deposits, and utility deposits of Seller related to any of the Designated Contracts;

(b) all right, title, and interest of Seller in the Designated Contracts listed on Schedule 2.2(a)-3 (as determined by Buyer in accordance with Section 2.2);

(c) all of the Intellectual Property owned by Seller and primarily used or held for use in the Business, including the Intellectual Property set forth on Schedule 2.1(c);

(d) the books, papers, records, advertising materials, studies, existing customer lists (including the names and addresses of current, past, and prospective customers related to the Purchased Assets and/or the operation of the Business in connection therewith, together with copies of all records, compilations, and files relating to such customers), price lists, supplier lists, drawings, designs, quality control specifications, cost analyses, flow sheets, equipment and parts lists, depreciation schedules, process sheets, instruction manuals, employee and accounting records, and other records of Seller relating to the Purchased Assets, the Assumed Liabilities, the Designated Contracts, or the operation of the Business, including licensing documentation prepared for Governmental Authorities in Canada, the United States and the United Kingdom, other than the Retained Records (collectively, the “Business Records”);

(e) the Purchased Equity Interests;

(f) any rights of Seller under any Bidder Confidentiality Agreements relating to the Purchased Assets or Assumed Liabilities;

(g) all rights of Seller with respect to the Demonstration Projects;

(h) any quality assurance programs, including any NQA-1 program, that was put in place or used in the Business; and

(i) to the extent assignable, all right, title, and interests of Seller in the Permits.

2.2 Assignable Contracts; Designated Contracts.

(a) Schedule 2.2(a)-1 lists all assignable Contracts that are used in, held for use in or otherwise related to the operation of the Business (as presently conducted), and/or the use, ownership, maintenance, and operation of any of the Purchased Assets (collectively, the “Assignable Contracts”), each of which Buyer may (but shall in no event be required to) elect to assume and have Seller assign to Buyer. Buyer shall have until December 26, 2024 (such date being referred to herein as the “Contract Designation Date”) to designate which of such Assignable Contracts Buyer wishes to assume and have Seller assign to Buyer at, or, in the case of Additional Assignable Contracts, after, the Closing (collectively, the “Designated Contracts”). Schedule 2.2(a)-2 sets forth a list of the initial Designated Contracts that Buyer has designated be assumed by and assigned to Buyer at Closing as of the date of this Agreement (collectively, the “Initial Designated Contracts”). Schedule 2.2(a)-3 contains a list of all of the Designated Contracts, which shall be prepared by Buyer and delivered to Seller on or before the Contract Designation Date. In all cases, appropriate additions and deletions to Schedule 2.2(a)-3 shall be made to reflect such elections made by Buyer with respect to the Designated Contracts. Any amendment to Schedule 2.2(a)-3 pursuant to the foregoing provisions of this Section 2.2(a) shall be served by Seller on the parties to the Assignable Contracts that have been added to or deleted from Schedule 2.2(a)-3. For the avoidance of doubt, Buyer shall be responsible for all Cure Costs with respect to any Designated Contracts, other than Cure Costs in respect of Initial Designated Contracts which shall be and remain obligations of Seller. Notwithstanding the foregoing, (i) the assignment and assumption of any Additional Assignable Contracts designated by Buyer as Designated Contracts shall be subject Seller’s delivery of a notice of assignment to the counterparties under such Additional Assignable Contracts and determination of any applicable Cure Costs in respect of any such Additional Assignable Contracts designated as Designated Contracts, (ii) the assignment and assumption of any Additional Assignable Contracts designated as Designated Contracts shall occur after the expiration of any applicable notice period and entry of an Order of the Bankruptcy Court, and (iii) Seller shall provide notice of assignment of any Additional Assignable Contracts designated as Designated Contracts to the counterparties under any such Additional Assignable Contracts within two (2) Business Days after the Contract Designation Date.

(b) [reserved].

(c) Subject to Buyer providing adequate assurance of future performance to the counterparty to each Designated Contract (to the extent required by the Bankruptcy Court), on the Closing Date, Seller shall assign to Buyer (or cause the assignment to Buyer of, as applicable), and Buyer shall assume, the Designated Contracts, all pursuant to an Order of the Bankruptcy Court (which may be the Sale Order).

(d) The Sale Order shall provide that, as of the Closing, Seller (as applicable) shall assign to Buyer the Designated Contracts and the Designated Contracts shall be identified by (i) the name and date of the Designated Contracts (if available), (ii) the counterparty or counterparties to the Designated Contract, and (iii) the address of such party for notice purposes, all included on an exhibit attached to either the motion filed in connection with the Sale Order or a motion for authority to assume and assign such Designated Contracts or a notice filed pursuant to the Bidding Procedures Order. Such exhibit shall also (A) set forth the amounts necessary to cure any defaults under each of the Designated Contracts, as determined by the Bankruptcy Court, and (B) provide that Buyer is entitled to the benefit of and rights to any security deposits in the form of cash on deposit with the counterparty or counterparties to any Designated Contract.

(e) Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Designated Contract or any Permit, if, notwithstanding the provisions of Sections 363 and 365 of the Bankruptcy Code, an attempt at assignment or transfer thereof, without the consent or approval required or necessary for such assignment or transfer, would constitute a breach thereof or in any way adversely affect any of the rights of Buyer, as the assignee or transferee of such Designated Contract or Permit (as the case may be) thereunder. Notwithstanding the provisions of Sections 363 and 365 of the Bankruptcy Code and the commercially reasonable efforts of Seller, if such consent or approval is required but not obtained with respect to a Designated Contract or an applicable Permit, Buyer may (in Buyer’s sole and absolute discretion) but shall not be required to elect to proceed with the Closing, and in the event Buyer elects to proceed with the Closing then with respect to any Designated Contract or applicable Permit for which consent or approval is required but not obtained, Seller shall cooperate diligently and in good faith, without further consideration, with Buyer in any commercially reasonable arrangement Buyer may request to provide Buyer with all of the benefits of, or under, the applicable Designated Contract or applicable Permit, including enforcement for the benefit of Buyer of any and all rights of Seller against any party to the applicable Designated Contract or applicable Permit arising out of the breach or cancellation thereof by such party; provided further, to the extent that any such arrangement has been made to provide Buyer with the benefits of, or under, the applicable Designated Contract or applicable Permit, from and after Closing, Buyer shall be responsible for, and shall promptly pay all payments and other Liabilities under such Designated Contract or Permit (all of which shall constitute, and shall be deemed to be, Assumed Liabilities hereunder) to the same extent as if such Designated Contract or such applicable Permit had been assigned or transferred at Closing (excluding Cure Costs in respect of Initial Designated Contracts, which shall be and remain obligations of Seller); and provided further that with respect to contracts with the United States of America (“US Contracts”) or any Permit which cannot be assigned as a matter of law, the failure of the Seller to assign such US Contract or Permit shall not constitute a breach of this Agreement or otherwise relieve the Buyer from its obligation to perform hereunder. Any assignment to Buyer of any Designated Contract or Permit that shall, notwithstanding the provisions of Sections 363 and 365 of the Bankruptcy Code, require the consent or approval of any Person for such assignment as aforesaid shall be made subject to such consent or approval being obtained.

2.3 Retained Assets. Seller shall retain Seller’s right, title, and interest in all assets, properties, and rights of Seller in and to only the following assets, properties and rights of Seller described under this Section 2.3, wherever located (except to the extent expressly identified as a Purchased Asset in Section 2.2) (collectively, the “Retained Assets”):

(a) all cash, cash equivalents, marketable securities, bank accounts, and other funds of Seller;

(b) any Contracts that are not specifically included in the Designated Contracts (collectively, the “Retained Contracts”);

(c) all corporate books and records that are solely and directly related to the Retained Assets, such as organizational and financial documents, minutes, stock ledgers, Tax Returns, all personnel and other records relating to Seller’s employees who do not become employees of Buyer upon the Closing or that Seller is otherwise required by Law to retain, all records of Seller which specifically and exclusively pertain to the Retained Assets or Excluded Liabilities, and all attorney- client privileged materials, including those related to any of the contemplated Transactions (collectively, the “Retained Records”);

(d) any shares of capital stock or other equity interest in or issued by Seller or any securities convertible into, exchangeable, or exercisable for shares of capital stock or other equity interest in or issued by Seller or any records regarding same (including minute books or stock or membership interest certificates) and shares of capital stock or equity interest of Seller in any subsidiaries or Affiliates (other than the Purchased Equity Interests);

(e) the rights that accrue or will accrue to Seller under this Agreement or any of the other Transaction Documents;

(f) all Tax refunds due Seller in respect of any payment of Taxes made by, or on behalf of, Seller prior to the Closing Date, including, for the avoidance of doubt, all employee retention tax refunds or credits arising as a result of the pre-Closing operation of the Business;

(g) all current and prior director and officer insurance policies of Seller and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

(h) any security deposits or pre-paid expenses paid prior to the Closing Date and not associated with the Purchased Assets;

(i) prepaid insurance;

(j) all insurance policies and binders, all claims, refunds, and credits from insurance claims, insurance policies, or binders due or to become due with respect to such policies or binders and all rights to proceeds thereof;

(k) all Avoidance Actions; and

(l) all litigation claims, rights, or causes of action of Seller, including, but not limited to, commercial tort claims, but excluding claims, rights or causes of action under any Designated Contract.

SECTION 3

ASSUMPTION OF CERTAIN LIABILITIES OF SELLER

3.1 Assumption of Certain Liabilities.

(a) In consideration for the transfer of the Purchased Assets by Seller, Buyer shall assume only (i) those Liabilities of Seller relating solely to the Purchased Assets (other than the Cure Costs in respect of any Designated Contracts that are Initial Designated Contracts and the Transfer Taxes) which first arise and relate to, or become due and payable in the ordinary course of business at, any time after the Closing and (ii) any Cure Costs in respect of Designated Contracts that are not Initial Designated Contracts (collectively, the “Assumed Liabilities”).

(b) ANYTHING CONTAINED HEREIN TO THE CONTRARY NOTWITHSTANDING, EXCEPT FOR THE ASSUMED LIABILITIES SPECIFICALLY DESCRIBED IN SECTION 3.1(a) AND AS PROVIDED IN SECTION 4.7(c) AND SECTION 7.6, BUYER DOES NOT AND SHALL NOT ASSUME, AND BUYER EXPRESSLY DISCLAIMS THE ASSUMPTION OF, ANY AND ALL LIABILITIES, TAXES, OR OBLIGATIONS (FIXED OR CONTINGENT, KNOWN OR UNKNOWN, MATURED OR UNMATURED, OR OTHERWISE) OF SELLER OR ANY OTHER PERSON(S), WHETHER OR NOT ARISING OUT OF OR RELATING TO ANY OF THE PURCHASED ASSETS, THE BUSINESS, THE DESIGNATED CONTRACTS, OR ANY OTHER BUSINESS OF SELLER OR ANY OTHER PERSON(S), ALL OF WHICH LIABILITIES, TAXES, AND OBLIGATIONS SHALL, AT AND AFTER THE CLOSING, REMAIN THE EXCLUSIVE RESPONSIBILITY OF SELLER.

3.2 Excluded Liabilities. All of the Excluded Liabilities will remain the sole responsibility of Seller. The term “Excluded Liabilities” collectively means each and every Liability of Seller and/or any Affiliate(s) of Seller (other than the Assumed Liabilities), including, without limitation:

(a) all Liabilities under any of the Transaction Documents;

(b) all Liabilities for federal, state, local, or foreign Taxes, including Taxes incurred in respect of or measured by (i) the income of Seller earned on or realized prior to the Closing Date, or (ii) any gain and income from the sale of the Purchased Assets and any of the other Transactions;

(c) all Liabilities under any Employee Benefit Plans or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits, or any other employee plans or benefits of any kind for Seller’s employees, former employees, or both;

(d) all Liabilities to indemnify any Person by reason of the fact that such Person was an officer, employee, member, manager, or other Representative of Seller;

(e) all Liabilities or other obligations resulting from any Proceeding relating to Seller, the Business, any of the Purchased Assets, and/or any of the Assumed Liabilities arising out of applicable Law, transactions, actions, or omissions occurring prior to the Closing (for the avoidance of doubt, any obligations to Governmental Authorities relating to the manufacture, distribution and sale of products by Seller prior to the Closing shall remain the sole responsibility of Seller and any obligations to Governmental Authorities relating to the manufacture, distribution and sale of products by Buyer after the Closing, shall be the sole responsibility of Buyer);

(f) all Liabilities for the payment of the Cure Costs in respect of Initial Designated Contracts;

(g) all Liabilities for the payment of the Transfer Taxes; and

(h) all other Liabilities not set forth in Section 3.1(a).

SECTION 4

PURCHASE PRICE

4.1 The Asset Purchase. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer hereby agrees to purchase from Seller all of the Purchased Assets and assume all of the Assumed Liabilities and Seller hereby agrees to sell to Buyer all of the Purchased Assets, free and clear of any and all Encumbrances other than Assumed Liabilities and Permitted Encumbrances, for the Purchase Price.

4.2 Conditions to Buyer’s Obligations. Buyer’s obligation to make the deliveries required of Buyer at the Closing and otherwise consummate the contemplated Transactions shall be subject to the satisfaction of each of the following conditions (unless such condition is waived in writing by Buyer):

(a) the Sale Order shall become a Final Order on or before January 21, 2025 (the “Outside Date”);

(b) all of the representations and warranties of Seller contained herein shall continue to be true, correct, and complete when made and at the Closing (except to the extent expressly made with respect to another date or period, in which case it shall be true, correct, and complete as of such other date) in all material respects, and Seller shall have substantially performed or tendered performance of each and every covenant on Seller’s part to be performed which, by its terms, is required to be performed at or before the Closing (including, without limitation, Seller’s performance, in all respects, of its covenants hereunder to sell, assign, transfer, convey, and deliver to Buyer all of Seller’s right, title, and interest in and to all Purchased Assets free and clear of all Encumbrances);

(c) [reserved];

(d) subject to Section 2.2(e), all of the Permits, to the extent assignable, shall have been assigned to Buyer;

(e) [reserved];

(f) Seller shall have tendered delivery of all items required to be delivered by Seller under Section 4.5(a);

(g) [reserved];

(h) subject to Section 2.2(e), the Designated Contracts shall have been assigned to Buyer; and

(i) no Proceeding that is not stayed by the Bankruptcy Court shall be pending before any Governmental Authority seeking to restrain or prohibit the consummation of the contemplated Transactions, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any Law of any Governmental Authority having appropriate jurisdiction.

4.3 Conditions to Seller’s Obligations. Seller’s obligation to make the deliveries required of Seller at the Closing and otherwise consummate the contemplated Transactions shall be subject to the satisfaction of each of the following conditions (unless such condition is waived in writing by Seller):

(a) all of the representations and warranties of Buyer contained herein shall continue to be true, correct, and complete when made and at the Closing (except to the extent expressly made with respect to another date or period, in which case it shall be true, correct, and complete as of such other date) in all material respects, and Buyer shall have substantially performed or tendered performance of each and every covenant on Buyer’s part to be performed which, by its terms, is required to be performed at or before the Closing;

(b) no Proceeding that is not stayed by the Bankruptcy Court shall be pending before any Governmental Authority seeking or threatening to restrain or prohibit the consummation of the contemplated Transactions, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any Law of any Governmental Authority having appropriate jurisdiction; and

(c) Buyer shall have tendered delivery of all items required to be delivered by Buyer under Section 4.5(b).

4.4 Closing. The closing of the Transactions (the “Closing”) shall take place via the electronic exchange of documents upon the full satisfaction of the conditions set forth under Section 4.2, Section 4.3 and Section 4.5 (the date upon which the Closing actually occurs is herein referred to as the “Closing Date”), and the Closing shall be effective as of 12:01 a.m. Eastern Time on the Closing Date. Notwithstanding any other provision contained in this Agreement to the contrary, in the event the Closing does not occur on or before the Outside Date, Buyer shall have the right to elect to terminate this Agreement, which Buyer may exercise by delivering written notice of such election to Seller at any time after the Outside Date (but prior to the Closing).

4.5 Closing Deliveries. At the Closing:

(a) Seller will deliver to Buyer:

(i) [reserved]

(ii) [reserved];

(iii) the Assignment and Assumption Agreement, duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets, including the Designated Contracts (other than Additional Assignable Contracts), and the Assumed Liabilities;

(iv) [reserved];

(v) one or more assignments, each in the form attached hereto as Exhibit B and duly executed by Seller, to effectuate and evidence the transfer of all of Seller’s right, title, and interest in and to the Intellectual Property (including, without limitation, the trademark registrations and applications and domain name registrations included in the Intellectual Property) to Buyer (collectively, the “Intellectual Property Assignments”);

(vi) subject to Section 2.2(e), all written consents required to be obtained or given by any Person in order to consummate any of the contemplated Transactions, and a waiver of any claims on the Business or the Purchased Assets, in such form and substance reasonably acceptable to Buyer;

(vii) [reserved];

(viii) a certificate from a duly-authorized and appointed manager or other officer of Seller, certifying that attached to such certificate are true, correct, and complete copies of (A) Seller’s Organizational Documents (including, to the extent applicable, certified copies from each applicable Governmental Authority, and each dated as of a recent date reasonably acceptable to Buyer), (B) the duly and validly adopted resolutions of Seller’s member(s), manager(s), and general partners, being in full force and effect, authorizing the execution and delivery by Seller of all of the Transaction Documents to which it is a party, all of the contemplated Transactions, and the performance by Seller of its obligations under the Transaction Documents, and (C) a certificate of status, certificate of good standing, or similar certificate for Seller issued by each applicable Governmental Authority (each dated as of a recent date reasonably acceptable to Buyer) (the “Seller’s Closing Certificate”);

(ix) original stock certificates representing all of the equity interests in the UK Project Company, with a duly executed stock power, or powers of attorney duly executed or, if such stock certificates cannot be located, a lost share affidavit or other documentation, in each instance, in a form reasonably acceptable to Buyer and necessary to transfer the equity interests in the UK Project Company to Buyer on the books and records of the UK Project Company;

(x) assignments or other documentation necessary to transfer the general partnership interests and limited partnership interests in the Project Partnership, in each instance, in a form reasonably acceptable to Buyer and necessary to transfer the general partnership interests and limited partnership interests in the Project Partnership to Buyer;

(xi) all deliverables required to assign or issue the Permits to Buyer; and

(xii) such other documents or instruments, in form and substance reasonably acceptable to Buyer, as Buyer may deem reasonably necessary, or as may be required to consummate any of the contemplated Transactions.

(b) At the Closing, Buyer shall deliver or cause to be delivered to Seller:

(i) evidence reasonably satisfactory to Seller that Buyer has made the Cash Consideration payment required by Section 4.6;

(ii) the Assignment and Assumption Agreement duly executed by Buyer;

(iii) a certificate from a duly-authorized and appointed manager or other officer of Buyer, certifying that attached to such certificate are true, correct, and complete copies of (A) Buyer’s Organizational Documents (including, to the extent applicable, certified copies from each applicable Governmental Authority, and each dated as of a recent date reasonably acceptable to Seller), (B) the duly and validly adopted resolutions of Buyer’s authorized governing body, being in full force and effect, authorizing the execution and delivery by Buyer of all of the Transaction Documents to which it is a party, all of the contemplated Transactions, and the performance by Buyer of its obligations under the Transaction Documents, and (C) a certificate of status, certificate of good standing, or similar certificate for Buyer issued by each applicable Governmental Authority (each dated as of a recent date reasonably acceptable to Seller) (the “Buyer’s Closing Certificate”); and

(iv) such other documents or instruments, in form and substance reasonably acceptable to Buyer, as Buyer may deem reasonably necessary, or as may be required to consummate any of the contemplated Transactions.

4.6 Purchase Price. The cash consideration payable at Closing by Buyer to Seller for the transfer of the Purchased Assets shall equal $8,500,000.00 (as adjusted pursuant to Section 4.7, the “Cash Consideration”).

4.7 Payment of Purchase Price; Escrow Deposit.

(a) Seller has established and maintained a separate escrow account (the “Escrow Account”) with Western Alliance Bank (the “Escrow Agent”), pursuant to an escrow agreement, dated as of November 15, 2024, a copy of which has been provided to Buyer. On December 9, 2024, Buyer made a payment of $1,000,000 to the Escrow Account as an initial deposit of a portion of the Cash Consideration, and on December 12, 2024, Buyer made an additional deposit payment to the Escrow Account of $2,560,000, for an aggregate deposit amount of $3,560,000 (the “Escrow Amount”). The Escrow Amount shall be held in escrow in the Escrow Account and shall be released as follows: (i) if the Closing occurs, the Escrow Amount and shall be applied towards the Cash Consideration payable by Buyer pursuant to Section 4.6; (ii) if the Closing does not occur due to the termination of this Agreement pursuant to Section 8.4(c)(i), then Seller, upon notice to Buyer of such termination, shall promptly submit written instructions to the Escrow Agent to release (i) $850,000 (the “Forfeitable Deposit Amount”) of the Escrow Amount to Seller (and such Forfeitable Deposit Amount will be deemed fully earned by Seller as compensation and consideration for entering into this Agreement and liquidated damages for Buyer’s breach of this Agreement) and (ii) the balance of the Escrow Amount to Buyer, and Escrow Agent shall be required to disburse the Escrow Amount as directed by Seller in accordance with the foregoing requirements within ten (10) days thereafter unless Buyer objects, in good faith, to such disbursements prior to the expiration of such ten-day period; or (iii) if the Closing does not occur due to the termination of this Agreement for any reason other than pursuant to Section 8.4(c)(i), then Buyer, upon notice to Seller, shall submit written instructions to the Escrow Agent to release the Escrow Amount to Buyer and Escrow Agent shall be required to disburse the Escrow Amount to Buyer ten (10) days thereafter unless Seller objects, in good faith, to such disbursement prior to the expiration of such ten-day period. The Escrow Amount shall only constitute property of Seller’s bankruptcy estate in the event that the Escrow Amount is required to be released to Seller by the Escrow Agent in accordance with the terms of this Agreement.

(b) At the Closing, Buyer shall pay to Seller an amount equal to the difference of (x) the Cash Consideration less (y) the Escrow Amount, in immediately available funds in accordance with the wire instructions delivered by Seller to Buyer in writing prior to the Closing.

(c) Taxes (other than Taxes imposed or assessed on income) shall be prorated between Seller and Buyer as of the Closing Date based upon the number of days elapsed in the applicable taxable period as of the Closing Date. All ad valorem property and personal taxes payable upon the Purchased Assets will be prorated between Seller and Buyer for the tax year in which the Closing is held, on the basis of the tax statements for such year; provided, however, if tax statements for the current year are not available as of the Closing Date, the tax proration between Seller and Buyer will be made on the basis of 106% of the taxes for the immediately prior tax year. Notwithstanding anything to the contrary, the tax proration made at Closing will be a final proration between Buyer and Seller.

4.8 Allocation of Purchase Price. Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller a schedule showing the allocation of the Purchase Price and Assumed Liabilities (together with other items properly treated as purchase price for federal income Tax purposes, including Liabilities deemed to be assumed by Buyer) (the “Allocation Schedule”). Buyer shall provide to Seller a preliminary, non-binding Allocation Schedule based on Seller’s balance sheet dated as of October 31, 2024 (a true, complete, and accurate copy of which is attached as Schedule 4.8) no later than three (3) days prior to Closing, and Buyer agrees to utilize the same methodologies and proportionate allocation in the final Allocation Schedule as it did in preparing the preliminary, non-binding Allocation Schedule. Seller shall promptly adopt such Allocation Schedule as reasonably proposed by Buyer, and both Parties shall utilize such allocations for all Tax reporting purposes and shall defend any examination or audit relating thereto in a manner consistent with such allocation. Such allocation shall be reflected, as well, on Form 8594 (Asset Acquisition Statement under Section 1060), which Seller and Buyer shall each file separately with the Internal Revenue Service pursuant to the requirements of Section 1060 of the Code. Any adjustment to the Purchase Price shall be allocated as provided by Treasury Regulation Section 1.1060-1(c).

SECTION 5

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that the following statements are correct and complete as of both the Effective Date and as of the Closing:

5.1 Existence, Good Standing, and Enforceability.

(a) Each Seller is a corporation duly formed, validly existing, and in good standing under the Law of the jurisdiction of such Seller’s incorporation or formation and has all requisite power and authority to own and operate the Purchased Assets and to conduct the Business as presently conducted. Schedule 5.1 sets forth Seller’s jurisdiction of organization, the other jurisdictions in which Seller is qualified to do business. Seller is duly licensed or qualified to do business as a foreign corporation, and is in good standing under the Law of each other jurisdiction under which such licensing or qualification is necessary pursuant to applicable Law, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to result in a Material Adverse Effect.

(b) Seller has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform Seller’s obligations hereunder and thereunder, and, subject to entry of the Sale Order, to consummate each of the Transactions. The execution and delivery of this Agreement and the other Transaction Documents to which Seller is a party, the performance by Seller of Seller’s obligations hereunder and thereunder, and the consummation of each of the Transactions have been duly authorized by all requisite corporate action on the part of Seller, and, subject to entry of the Sale Order, no other authorization or proceedings on the part of Seller is required therefor.

(c) This Agreement has been, and each of the other Transaction Documents to which Seller is a party will be at or prior to the Closing, duly and validly executed and delivered by Seller and (assuming due authorization, execution, and delivery by Buyer and entry of the Sale Order) this Agreement constitutes, and each of the other Transaction Documents to which Seller is a party when so executed and delivered will constitute, legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. The Person(s) signing this Agreement and the other Transaction Documents on behalf of Seller has been duly authorized to execute and deliver this Agreement and the other Transaction Documents.

5.2 Capitalization; Subsidiaries. Schedule 5.2 sets forth the capitalization of each Purchased Subsidiary, including a list of all officers and managers of each Purchased Subsidiary. Seller owns all of the issued and outstanding equity interests of each Purchased Subsidiary. Seller has provided to Buyer true and correct copies of the Organizational Documents of each Purchased Subsidiary.

5.3 No Conflict. The consummation of the Transactions contemplated by this Agreement and the other Transaction Documents, or compliance by Seller with any of the provisions thereof, after giving effect to the Sale Order, will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or to loss of a monetary, economic, or other material benefit under, or give rise to any obligation of Seller to make any payment under, or to the increased, additional, accelerated, or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the Purchased Assets under any provision of (a) the Organizational Documents of Seller, (b) any Contract or Permit, (c) any Order, or (d) any applicable Law, except, in each case, where such violation, breach or default would not reasonably be expected to result in a Material Adverse Effect. Except for entry of the Sale Order and as set forth on Schedule 5.3, no consent, waiver, approval, Order, Permit, or authorization of, or declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of Seller in connection with (i) the execution and delivery of this Agreement and the other Transaction Documents, the compliance by Seller with any of the provisions hereof and thereof, or the consummation of any of the Transactions, (ii) the transfer of the Purchased Assets, or (iii) the continuing validity and effectiveness, immediately following the Closing, of all Designated Contracts.

5.4 Litigation. Except as set forth on Schedule 5.4-1, there has not been in the last three (3) years, and currently is no, Proceeding pending or threatened in writing against Seller or any of the Purchased Assets. To Seller’s Knowledge, there are no existing facts or circumstances that would reasonably be expected to result in such a Proceeding. Except as set forth on Schedule 5.4-2, Seller is not subject to any outstanding Order. Seller does not hold or possess any commercial tort claims as of the Effective Date with respect to the Purchased Assets.

5.5 Title to Assets. Seller has good, valid, and marketable title to all the Purchased Assets, and at the Closing will deliver the Purchased Assets free and clear of all Encumbrances other than Permitted Encumbrances. The transfer of the Purchased Assets hereunder will convey to Buyer good, valid, and indefeasible title to the Purchased Assets, including the Purchased Equity Interests, free and clear of all Encumbrances other than Permitted Encumbrances.

5.6 Brokers. Other than Intrepid Investment Bankers LLC (“Intrepid”), no broker, finder, investment banker, or other Person is entitled to any brokerage, finder’s, or other fee or commission from Seller in connection with any of the contemplated Transactions. The obligations and Liabilities for the payment of all amounts due to Intrepid hereunder shall be borne solely by Seller.

5.7 [Reserved].

5.8 Permits. All permits, approvals, licenses, franchises, and other authorizations from any Governmental Authority or other Persons maintained by Seller under applicable Law (i) to operate the Business, (ii) to use, own, maintain, and/or operate any of the Purchased Assets, and/or (iii) in connection with the Designated Contracts and the Assumed Liabilities are set forth on Schedule 5.8 (collectively, the “Permits”). At all times from and after its formation, Seller has obtained and maintained in good standing all necessary Permits as required under applicable Law, except where the failure to maintain such Permits would not reasonably be expected to result in a Material Adverse Effect. Seller has not received any written notice regarding the pending, threatened, or anticipated suspension, revocation, impairment, forfeiture, cancellation, invalidation, termination, denial, or nonrenewal of any Permit and, to Seller’s Knowledge there are no existing facts, events, or circumstances that would reasonably be expected to result in such any such actions.

5.9 [Reserved].

5.10 Compliance. Seller, for the immediately preceding three (3) years, (a) is and has been in compliance with all Laws, Permits, and Orders applicable to Seller, the Business, and the Purchased Assets (including, without limitation, with respect to its employees and independent contractors), except where any noncompliance by Seller would not reasonably be expected to result in a Material Adverse Effect, and (b) has not been charged with, received any notice of, or to Seller’s Knowledge been under investigation or audit with respect to any alleged default under, breach or violation of, or nonconformity with any such applicable Laws, Permits, and Orders.

5.11 Employees. Seller has delivered a true, accurate, and complete list of all persons presently employed by Seller who are in involved in the operation of the Business and/or the use, operation, or maintenance of any of the Purchased Assets (including any such person who is absent from employment due to illness, vacation, injury, military service, or other authorized absence) (such persons, together with any additional employees hired by Seller in connection with the foregoing prior to the Closing, the “Business Employees”) indicating their: (i) employer; (ii) job title or position; (iii) principal place of employment; (iv) date of commencement of service and seniority or service date if different than the date of commencement of service; (v) status as full-time or part-time; (vi) status as exempt or non-exempt; (vii) base wages or salary; (viii) other remuneration, including any bonus received or earned by any of them during the present and immediately preceding calendar year and a description of all perquisites, bonuses, and benefits (including vacation, severance, and fringe benefits) they receive or are eligible to receive; (ix) benefit elections in effect; and (x) leave status if absent from active employment.

(a) With respect to the Business Employees, except as set forth on Schedule 5.11-2: (i) all Business Employees are retained “at will”; (ii) to Seller’s Knowledge, no Business Employees intends to terminate their employment with Seller and/or its Affiliates prior to the Closing, or not accept employment with Buyer at the Closing; (iii) to Seller’s Knowledge, there is not in existence any pending or threatened strike, slowdown, work stoppage, picketing, interruption of work, lockout or any other similar dispute or controversy, labor-related organizational effort, formal claim or charge of unfair labor practice, other union- or labor-related action or other claim, or other employment dispute against Seller and/or any of its Affiliates; and (iv) none of the Business Employees are subject to or covered by any collective bargaining agreement, arrangement, or understanding, work rules or practice, or arbitration award, or is represented by any labor organization.

(b) With respect to each Business Employees, Seller has copies of such Business Employee’s Form I-9 (Employment Eligibility Verification Form) and all other records, documents, or other papers which are required to be retained with the Form I-9 by the employer pursuant to applicable Laws.

(c) To Seller’s Knowledge, all Business Employees are properly treated as “exempt” or “non-exempt” from overtime requirements under applicable Law.

5.12 Insurance. Schedule 5.12 sets forth a true, accurate, and complete list of all current insurance policies maintained by Seller relating to the conduct of the Business thereupon, and/or any of the Purchased Assets or Assumed Liabilities. All such policies are in full force and effect (and all premiums due and payable thereon have been or will be paid in full on a timely basis), and no written notice of cancellation, termination, nonrenewal, or other notice that any such policy is no longer in full force or effect or that the issuer of any such policy is not willing or able to perform its obligations thereunder has been received by Seller.

DISCLAIMER; NO OTHER WARRANTIES. EXCEPT FOR THE REPRESENTATIONS OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENTS TO WHICH SELLER IS PARTY, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY CONCERNING ANY OF THE PURCHASED ASSETS (INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE). EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 5, THE PURCHASED ASSETS ARE PROVIDED “AS IS,” “WHERE IS,” AND IN “WITH ALL FAULTS” CONDITION.

SECTION 6

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that the following statements are correct and complete as of the Closing:

6.1 Organization; Authority. Buyer is a corporation duly organized, validly existing, and in good standing under the Law of the State of Nevada, and has all requisite power and authority to acquire the Purchased Assets, to enter into this Agreement and the other Transaction Documents, and to perform its obligations hereunder and thereunder.

6.2 Enforceability. The execution and delivery of this Agreement and the other Transaction Documents by Buyer, and the performance of its obligations hereunder and thereunder, have been duly authorized by Buyer. Assuming due authorization, execution, and delivery by Seller and entry of the Sale Order, this Agreement and the other Transaction Documents constitute the valid and binding obligations of Buyer enforceable in accordance with their terms. The Person(s) signing this Agreement and the other Transaction Documents on behalf of Buyer has been duly authorized to execute and deliver this Agreement and the other Transaction Documents.

6.3 Acknowledgement by Buyer. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE PURCHASED ASSETS INCLUDING EXPENSES TO BE INCURRED IN CONNECTION WITH THE PURCHASED ASSETS, THE PHYSICAL CONDITION OF ANY PERSONAL PROPERTY COMPRISING A PART OF THE PURCHASED ASSETS, THE ENVIRONMENTAL CONDITION OR OTHER MATTER RELATING TO THE VALUE OF THE PURCHASED ASSETS (OR ANY PORTION THEREOF), THE TERMS, AMOUNT, VALIDITY OR ENFORCEABILITY OF ANY ASSUMED LIABILITIES, THE MERCHANTABILITY OR FITNESS OF ANY PORTION OF THE PURCHASED ASSETS FOR ANY PARTICULAR PURPOSE, OR ANY OTHER MATTER OR THING RELATING TO THE PURCHASED ASSETS OR ANY PORTION THEREOF. EXCEPT TO THE EXTENT OTHERWISE PROVIDED IN THIS AGREEMENT, BUYER WILL ACCEPT THE PURCHASED ASSETS AT THE CLOSING “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS.”

6.4 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of Buyer.

6.5 Legal Proceedings. There are no Actions pending or, to Buyer’s Knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

6.6 Sufficiency of Funds. Buyer has or will have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Cash Consideration and consummate the Transactions.

SECTION 7

COVENANTS

7.1 Purchased Assets. Seller will promptly (but in no event later than five (5) Business Days after its receipt thereof) deliver to Buyer the original of any mail or other communication received by Seller that relates to any of the Purchased Assets or any of the Assumed Liabilities. Seller will promptly (but in no event later than seven (7) Business Days after its receipt thereof) remit to Buyer any payment relating any of the Purchased Assets that Seller, any Affiliate of Seller, or any Representative of Seller receives or is entitled to receive, together with current, accurate, and complete records relating to such payment.

7.2 Litigation Support. If any Party is evaluating, pursuing, contesting, or defending against any Proceeding in connection with (a) any of the Transactions or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction involving any of the Purchased Assets and/or any of the Assumed Liabilities, each other Party will reasonably cooperate with such Party and such Party’s counsel in the evaluation, pursuit, contest, or defense, make available its personnel, and provide such testimony and access to its books and records as may be necessary in connection therewith. Each Party will bear its own costs and expenses related to such cooperation.

7.3 [Reserved].

7.4 Further Action. Seller shall, upon the request of Buyer made from time to time and at any time (whether on or after the Closing Date), and without further consideration (a) execute, file, deliver, and/or record (as applicable) such certifications, certificates, deeds, assignments, transfers, assumptions, conveyances, powers of attorney, receipts, acknowledgments, acceptances, assurances, and other agreements, instruments, and documents as may be reasonably necessary to satisfy and perform the obligations of either Party hereunder; (b) reasonably cooperate in evaluating, pursuing, contesting, or defending any Proceeding in connection with the Purchased Assets and/or the Assumed Liabilities; (c) forward any communication and payments related to the Assumed Liabilities and/or the Purchased Assets; and (d) take any such other actions as may be reasonably necessary for Buyer to receive its full benefits under this Agreement and the other Transaction Documents.

7.5 Access to Records. On and after the Closing Date, Seller, on one hand, and Buyer on the other hand, will each afford promptly to the other Party and such Party’s agents reasonable access to such other Party’s books of account, financial, and other records (including, without limitation, accountant’s work papers), information, employees, and auditors to the extent necessary or useful for the other Party in connection with any audit, investigation, dispute, or litigation, or any other reasonable business purpose relating to the Purchased Assets, including, without limitation, Seller’s administration of the Bankruptcy Case; provided, however, that any such access shall not unreasonably interfere with the conduct of the business of any Party. Each Party shall bear such Party’s own out-of-pocket costs and expenses reasonably incurred in connection with the foregoing.

7.6 Tax Matters. Seller and Buyer shall comply with all post-Closing Tax filings as may be required to be filed following the Closing under applicable Law. Buyer shall pay all applicable federal and state sales Taxes, goods and services Taxes, excise Taxes, and all other Taxes, duties, and other like charges properly payable upon and in connection with the sale of the Purchased Assets. Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business, the Purchased Assets, and/or the Assumed Liabilities (including access to books and records, Tax Returns, and tax workpapers of Seller) as is reasonably necessary for the preparation and filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Governmental Authority, and the prosecution or defense of any Proceeding relating to any Tax. Buyer and Seller shall cooperate with each other in good faith in the conduct of any audit or other Proceeding relating to Taxes involving the Business, the Purchased Assets, and/or the Assumed Liabilities. Buyer and Seller will consult and cooperate on a reasonable basis in preparing and timely filing all Tax Returns with respect to any Taxes.

7.7 Conduct of Business. At all times from and after the Effective Date through the Closing, Seller covenants and agrees to:

(a) subject to any limitations arising as result of Seller’s operation as a debtor-in- possession, maintain the operation of the Business and conduct the Business in the ordinary course and in accordance with past business practices, including without limitation using commercially reasonable efforts to maintain all employee staffing;

(b) subject to any limitations arising as result of Seller’s operation as a debtor-in- possession, maintain all the tangible Purchased Assets in accordance with industry-standard or otherwise commercially reasonable practices;

(c) comply with all applicable Laws, Orders, Permits, and Assignable Contracts in all material respects; and

(d) allow Buyer and its Representatives reasonable access to the Purchased Assets and the Seller’s employees, including the Business Employees (as mutually agreed upon by the Parties), provided that Seller shall be allowed to have its Representative(s) present at any such meeting and such access shall not unreasonably interfere with Seller’s operation of the Business.

7.8 [Reserved]

7.9. Audit Cooperation. From and after the Effective Date (including after the Closing), Seller will use commercially reasonable efforts to, and will use commercially reasonable efforts to cause its employees, agents and other representatives to, reasonably cooperate with Buyer’s efforts to conduct and obtain audits for the Business and the Purchased Assets and Acquired Liabilities from an independent certified public accountant for such periods as required to be filed by Buyer with the U.S. Securities and Exchange Commission, including providing such financial information and documentation as required by Buyer or its auditor and responding to oral or written inquiries of Buyer or its auditor in connection with such audit. To the extent that Seller has to continue to retain financial or accounting personnel after the Closing in order to satisfy Seller’s obligations under this Section 7.9, Buyer agrees to pay for the reasonable costs of expenses of such personnel based on their current compensation as of the Effective Date.

SECTION 8

MISCELLANEOUS

8.1 Bankruptcy Matters; Bidding Process.

(a) Seller and Buyer acknowledge that this Agreement and the sale of the Purchased Assets is subject to Bankruptcy Court approval. Seller and Buyer acknowledge that (i) to obtain such approval, Seller must demonstrate that they have taken reasonable steps to obtain the highest or otherwise best offer possible for the Purchased Assets, including giving notice of the contemplated Transactions to creditors and certain other interested parties as ordered by the Bankruptcy Court, and conducting an auction in respect of the Purchased Assets (the “Auction”), (ii) Seller must pay the Cure Costs in respect of the Initial Designated Contracts, and (iii) to the extent required by the Bankruptcy Court, Buyer shall provide adequate assurance of future performance to the counterparty to each Designated Contract.

(b) On October 30, 2024, Seller filed with the Bankruptcy Court a motion (the “Sale Motion”), notices, and proposed Orders, seeking the Bankruptcy Court’s entry of the Bidding Procedures Order and an Order approving the sale of the assets under the Stalking Horse Agreement. At the Sale Hearing (as defined in the Bidding Procedures Order), Seller will seek entry of an Order approving the sale of the Purchased Assets in the form attached as Exhibit C hereto (the “Sale Order”).

(c) Prior to the Effective Date, Seller served a copy of the Sale Motion on: (i) all entities known to assert any interest in or Lien upon any of the Purchased Assets; (ii) all parties to any of the Designated Contracts; (iii) all parties that are entitled to notice under Bankruptcy Rule 2002; (iv) the attorneys general of all states in which the Purchased Assets are located; (v) the Office of the United States Trustee; (vi) the Securities and Exchange Commission; (vii) the Internal Revenue Service and any other Governmental Authority that has filed a claim against Seller and/or any of the Purchased Assets; (viii) all Persons that expressed to Seller an interest in purchasing the Purchased Assets; (ix) any party appearing in the Bankruptcy Case and claiming a secured interest in the Purchased Assets; (x) any party known to Seller and claiming a secured interest in the Purchased Assets; and (xi) any and all other parties directed by the Bankruptcy Court.

(d) Seller shall deliver to Buyer copies of all motions, applications, and supporting papers prepared by or on behalf of Seller (including forms of orders and notices to interested parties) directly or indirectly relating to the Purchased Assets, the Assumed Liabilities, any of the Transaction Documents, and/or any of the Transactions at least two (2) Business Days prior to the filing thereof in the Bankruptcy Case, so as to allow Buyer to provide reasonable comments for incorporation into the same, except with respect to pleadings (other than the Sale Motion) where circumstances prevent such notice.

(e) Backup Bidder. The Parties acknowledge that pursuant to an Asset Purchase Agreement, dated as of December 12, 2024 (the “Backup Agreement”), between Seller and Buyer, Buyer remains a Backup Bidder in the event that the Stalking Horse Bidder fails to consummate the transactions contemplated by the Stalking Horse Agreement, which Back-Up Agreement includes the Purchased Assets among the assets to be acquired thereunder. In the event that Buyer is required to consummate the transactions contemplated by the Back-Up Agreement, in the event of any conflict between the terms of this Agreement and the terms of the Back-Up Agreement, the terms of this Agreement will apply to the Purchased Assets and Assumed Liabilities.

(f) [Reserved].

(g) Debtor in Possession. During the pendency of the Bankruptcy Case, Seller shall continue to operate its business as a debtor in possession pursuant to the Bankruptcy Code.

(h) Bankruptcy Pleadings. Seller filed the Bid Procedures motion and Sale Order, requesting, among other things, approval of the Bid Procedures and entry of the Bidding Procedures Order no later than twenty-five (25) days following the Petition Date, which Bidding Procedures Order was entered by the Bankruptcy Court prior to the Effective Date.

(i) The Bidding Procedures and Sale Order.

(i) The Sale Order shall not be amended, modified or supplemented from the form attached hereto without Buyer’s prior written consent.

(ii) Seller agrees not to challenge Buyer’s standing with respect to any motion, hearing, or other matter related to this Agreement, any of the other Transaction Documents, or any Qualified Bid (as defined in the Bid Procedures), or other sale of any of the Purchased Assets.

(iii) The Bid Procedures may be modified by Seller as required by the terms of the Bidding Procedures Order, including pursuant to any further order entered by the Bankruptcy Court.

(j) Bankruptcy Efforts. Buyer and Seller shall use their commercially reasonable efforts to cause the Bankruptcy Court to enter the Sale Order within fifty-five (55) days after the Petition Date.

(k) Public Announcements. Other than the Parties’ mutually-agreed upon press releases and other materials to be issued upon the announcement of this Agreement and the Transactions, with respect to which the Parties shall cooperate in good faith to jointly prepare or communicate consistent with the joint communication policy of the Parties, from and after the Effective Date, neither Party shall make any public announcement or public comment regarding this Agreement or the contemplated Transactions without the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed, or conditioned), unless and only to the extent that (i) to the extent required by Order of the Bankruptcy Court, the Bankruptcy Code and the applicable rules; (ii) the furnishing or use of information is required in making any filing or obtaining any authorization of any Governmental Authority required for the consummation of the contemplated Transactions (including any creditor or counterparty approval); or (iii) the furnishing or use of such information as required by applicable Law.

8.2 Efforts to Close. Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable consistent with applicable Law to consummate and make effective, in the most expeditious manner practicable, each of the Transactions. Without limiting the foregoing provisions of this Section 8.2, Seller shall not voluntarily dismiss the Bankruptcy Case and shall use Seller’s commercially reasonable efforts to:

(a) obtain the Sale Order on or prior to December 24, 2024 and, upon entry, cause it not to be (i) vacated, stayed, or reversed, or (ii) amended, supplemented, or otherwise modified, except (A) with the express written consent of Buyer or (B) as would not be adverse to Buyer in any material respect; and

(b) subject to the fiduciary duties of the trustee appointed by the Bankruptcy Court with respect to the Bankruptcy Case, prevent the dismissal of the Bankruptcy Case.

8.3 Bidding Procedures Order. Seller agrees to comply (and to cause its Representatives to comply) with each of the procedures, terms, conditions, and provisions set forth in the Bidding Procedures Order.

8.4 Termination.

(a) Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing Date by mutual written agreement of the Parties.

(b) Termination by Either Buyer or Seller. This Agreement may be terminated at any time prior to the Closing Date by either Buyer or Seller if any Governmental Authority shall have issued an Order permanently restraining, enjoining, or otherwise prohibiting the consummation of the Transactions and either (i) thirty (30) days shall have elapsed from the issuance of such Order and such Order has not been removed or vacated, or (ii) such Order shall have become final and non-appealable.

(c) Termination by Seller. This Agreement may be terminated with no further liability hereunder at any time prior to the Closing Date by Seller as follows:

(i) if there has been a material breach of this Agreement by Buyer, which breach Buyer has failed to cure within fourteen (14) days following its receipt of written notice thereof from Seller;

(ii) if any condition precedent of Seller specified in Section 4.3 shall not have been satisfied or waived and shall have become impossible to satisfy, unless the failure of such condition to have been satisfied was caused primarily by a material breach by Seller;

(iii) if the Closing Date shall not have occurred on or before 5:00 p.m. Eastern Standard Time on the Outside Date, but only to the extent the Closing has not occurred as of the Outside Date for reasons other than Seller’s failure to meet its obligations hereunder, including, without limitation, using all diligent and commercially reasonable efforts to obtain approval of the Sale Order by the dates set forth herein; or

(iv) [reserved].

(d) Termination by Buyer. This Agreement may be terminated at any time prior to the Closing Date by Buyer as follows:

(i) if the Sale Order does not become a Final Order by the Outside Date;

(ii) if there has been a material breach of this Agreement by Seller, which breach Seller has failed to cure within fourteen (14) days following its receipt of written notice thereof from Buyer;

(iii) if any condition precedent of Buyer specified in Section 4.2 shall not have been satisfied or waived or, in the reasonable judgment of Buyer, shall have become reasonably unlikely to be satisfied, unless the failure of such condition to have been satisfied was caused primarily by a material breach by Buyer;

(iv) [reserved];

(v) [reserved];

(vi) if the Closing Date shall not have occurred on or before 5:00 p.m. Eastern Standard Time on the Outside Date, but only to the extent the Closing has not occurred as of the Outside Date for reasons other than Buyer’s failure to meet its obligations hereunder; or

(vii) if the Bankruptcy Case shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code, or a Chapter 11 trustee has been appointed, and, with respect to any of the foregoing, the trustee or Seller (as applicable) does not timely indicate his/her willingness to fulfill the obligations in this Agreement.

(e) Effect of Termination. In the event of termination by either Party of this Agreement pursuant to this Section 8.4, written notice thereof shall as promptly as practicable be given to the other Party and thereupon this Agreement shall terminate and the Transactions shall be abandoned without further action by the Parties hereto. Upon termination of this Agreement, (i) except as otherwise provided in this Agreement, this Agreement shall cease to have any force or effect, (ii) the Parties shall not have any liability to each other, except for fraud occurring on or before the date of such termination; provided, however, that if this Agreement is terminated by reason of (x) any material breach hereof by the non-terminating Party, or (y) any material non- compliance by the non-terminating Party with its obligations under this Agreement, which non- compliance shall have been the cause of the failure of one or more of the conditions to the terminating Party’s obligations to effect the Transactions to have been satisfied, the terminating Party’s right to pursue any available remedies at law will survive such termination unimpaired, and (c) the Parties under this Agreement shall cease to have any further obligations under this Agreement except pursuant to this Section 8.4 through Section 8.16 inclusive (as such obligations are affected by any defined terms contained herein relating thereto), and (d) all filings, applications and other submissions made pursuant to the Transactions shall, to the extent practicable, be withdrawn from the Government Authority or Person to which made.

(f) Notification of Certain Events. Seller shall give notice to Buyer promptly upon becoming aware of any occurrence or failure to occur, of any event, which occurrence or failure to occur has caused or could reasonably be expected to cause any condition to the obligations of Buyer to affect the Transactions not to be satisfied. If Seller gives Buyer a notice pursuant to this Section 8.4(f), then Buyer is permitted to terminate this Agreement pursuant to Section 8.4(d)(iii).

8.5 Further Assurances. The Parties agree, upon receipt of any reasonable request from the other Party and without expense to the other Party, to furnish such further information and to do such further acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement, the other Transaction Documents, and the contemplated Transactions. Seller and Buyer shall cooperate and make available to each other, as reasonably requested, all information, records, and documents necessary to prepare or review any Tax Returns, financial statements, reports, or any calculations required pursuant to this Agreement or any of the other Transaction Documents.

8.6 Expenses of the Transactions. Each of the Parties shall bear its own fees and expenses incident to this Agreement, the other Transaction Documents, and all of the contemplated Transactions. Seller and Buyer each agree that neither Party will assume any Liability to pay fees and expenses of the other in connection with the Transactions, except as specifically set forth herein.

8.7 Remedies Cumulative. Each right, power, and remedy of a Party provided in this Agreement or now or hereafter existing, whether legal or equitable, and whether provided by statute, Contract, or otherwise, shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy of such Party, and the exercise of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise of any or all such other rights, powers, or remedies.

8.8 Waiver. Any term or condition of this Agreement may be waived in writing at any time by a Party entitled to the benefit thereof, and any such term or condition may be modified at any time, only by an agreement in writing executed by a duly authorized officer of each of the Parties. No delay or failure on the part of any Party in exercising any rights hereunder, and no partial or single exercise thereof, shall constitute a waiver of such rights or of any other rights hereunder.

8.9 Severability. If any provision of this Agreement shall be held unenforceable, invalid, or void to any extent for any reason, such provision shall remain in full force and effect to the maximum extent allowable, if any, and the enforceability or validity of the remaining provisions of this Agreement shall not be affected thereby.

8.10 Entire Agreement; Amendment. Except to the extent expressly set forth otherwise herein, in any other Transaction Document, or in any other written instrument signed by each party to be bound thereby which makes reference to this Agreement, this Agreement and all Exhibits and Schedules attached hereto and referenced herein, together with all of the other Transaction Documents, embodies the entire agreement in relation to the subject matter hereof, and no representations, warranties, covenants, understandings, agreements, or otherwise in relation thereto exist between or among the Parties. This Agreement may not be amended or modified except by a written instrument signed by all Parties.

8.11 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, executors, personal Representatives, successors, and assigns. Notwithstanding anything to the contrary contained in this Agreement, at the Closing, subject to the payment of the Purchase Price under this Agreement by Buyer, Buyer may assign any or all of its rights and obligations under this Agreement, including the right to receive all of the Purchased Assets, to one or more wholly-owned subsidiaries of Buyer without the need to obtain the consent of Seller; provided, that no such assignment will relieve Buyer of its obligations under this Agreement and Buyer will remain secondarily liable for such obligations.

8.12 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed given upon: (i) personal delivery, (ii) on the date sent by e-mail transmission of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, (iii) confirmed delivery by a standard overnight courier service, or when delivered by hand, or (iv) the date of receipt when mailed in the United States by certified or registered mail, postage prepaid, in each case addressed as respectively set forth in this Section 8.12, or to such other address as any Party shall have previously designated by such a notice in accordance with the foregoing provisions of this Section 8.12.

If to Seller:

c/o Ultra Safe Nuclear Corporation

200 Europia Avenue

Oak Ridge, TN 37830

Attention:	Mr. Kurt Terrani
Steven Cuevas, Esq.
Email:	kurt.terrani@usnc.com
s.cuevas@usnc.com

With a mandatory copy (which shall not constitute notice to Seller) to:

Young Conaway Stargatt & Taylor, LLP

Rodney Square

1000 North King Street

Wilmington, DE 19801

Attention:	Matthew B. Lunn, Esq.
Craig D. Grear, Esq.
Email:	mlunn@ycst.com
cgrear@ycst.com

If to Buyer:

Nano Nuclear Energy Inc.

10 Times Square, 30th Floor

New York, NY 10018

Attention:	James Walker, CEO
Email:	james@nanonuclearenergy.com

With a mandatory copy (which shall not constitute notice to Buyer) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, NY 10105

Attention:	Matthew A. Gray, Esq., Howard Berman, Esq., Richard Anslow, Esq.
Email:	mgray@egsllp.com, hberman@egsllp.com, ranslow@egsllp.com

8.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement, and the execution of a counterpart of the signature page to this Agreement shall be deemed the execution of a counterpart of this Agreement. This Agreement may also be executed through the use of electronic signature, which each Party acknowledges and agrees is a lawful means of obtaining signatures in the United States. The delivery of this Agreement and the Parties’ executed counterpart signature pages hereto may be made by e-mail transmission of a PDF document, and such signatures shall be treated as original signatures for all applicable purposes.

8.14 Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Accordingly, any applicable Law that would require interpretation of any ambiguities in this Agreement against the Party that has drafted it, is of no application and is hereby expressly waived. The Section titles and headings contained herein are for convenience only and shall not affect the construction hereof. The Recitals set forth herein are by this reference fully incorporated into this Agreement. Except to the extent specifically provided otherwise herein, or to the extent the context of the relevant provision(s) of this Agreement clearly indicate(s) or require(s) otherwise, as used in this Agreement: (a) the singular shall be deemed to include the plural and vice versa; (b) words of any gender (including the neuter form) shall be held to include all genders (including the neuter form); (c) the terms “herein,” “hereof,” “hereunder,” or other similar terms, refer to this Agreement as a whole and not only to the particular sentence, subsection, or section in which any such term may be employed; and (d) the word “including” shall be deemed to be for purposes of identifying only one or more of the possible alternatives, and the entire provision in which such word appears shall be read as if the phrase “including, without limitation” were actually used in the text.

8.15 Governing Law; Venue; Jury Waiver. This Agreement shall be governed by and construed in accordance with the Law of the State of Delaware, without giving effect to principles of conflict of laws. In the event any Proceeding is commenced related to or arising from, under, or connection with the terms of this Agreement, the Parties agree that venue shall lie exclusively in the Bankruptcy Court or, to the extent the Bankruptcy Court does not have jurisdiction, a court of competent jurisdiction located in the State of Delaware. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such courts or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions in any manner provided by applicable Law. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR THE OTHER DOCUMENTS REFERRED TO HEREIN IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A PROCEEDING, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.15.

8.16 Survival. The (a) representations and warranties of the Parties and (b) covenants and agreements of the Parties that by their terms are to be performed at or prior to the Closing, contained in this Agreement or in any certificate or other writing delivered in connection herewith shall not survive the Closing. The covenants and agreements contained herein that by their terms are to be performed after the Closing shall survive the Closing indefinitely except the covenants, agreements, representations and warranties contained in Section 4.8 and Section 7.6 shall survive until expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof).

8.17 Disclosure Schedules. Each exception set forth in the Disclosure Schedules shall qualify the specific representations and warranties which are referenced in the applicable section of such Disclosure Schedules as well as any other section of such Disclosure Schedules to the extent that it is reasonably apparent from the face of such exception that such exception is applicable to such other section. The inclusion of any matter on any Schedule will not be deemed an admission by any Party that such listed matter is material. Matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in such Disclosure Schedules, and any such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

8.18 Bulk Sales Laws. Buyer hereby waives compliance by Seller, and Seller hereby waives compliance by Buyer, with the provisions of the “bulk sales”, “bulk transfer” or similar Laws of any jurisdiction, other than any Laws that would exempt any of the transactions contemplated by this Agreement from any Tax liability that would be imposed but for such compliance.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have each duly executed this Agreement as of the Effective Date hereof.

SELLER:

ULTRA SAFE NUCLEAR CORPORATION,
a Delaware corporation

By:	/s/ Kurt A. Terrani
Name:	Kurt A. Terrani
Title:	President and Interim CEO

ULTRA SAFE NUCLEAR CORPORATION – TECHNOLOGIES,
a Washington corporation

By:	/s/ Steven Cuevas
Name:	Steven Cuevas
Title:	EVP Legal Affairs (General Counsel)

USNC HOLDINGS, LLC,
a Washington limited liability company

By:	/s/ Kurt A. Terrani
Name:	Kurt A. Terrani
Title:	President and Interim CEO

USNC-POWER LTD.,
a British Columbia corporation

By:	/s/ Steven Cuevas
Name:	Steven Cuevas
Title:	EVP Legal Affairs (General Counsel)

GLOBAL FIRST POWER LIMITED,
a Canadian corporation

By:	/s/ Steven Cuevas
Name:	Steven Cuevas
Title:	EVP Legal Affairs (General Counsel)

BUYER:

NANO NUCLEAR ENERGY INC.,
a Nevada corporation

By:	/s/ James Walker
Name:	James Walker
Title:	CEO

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

(Omitted)

EXHIBIT B

FORM OF INTELLECTUAL PROPERTY ASSIGNMENT

(Omitted)

EXHIBIT C

FORM OF SALE ORDER

(Omitted)